Exhibit 99


For Immediate Release                   Contact: Rick DeLisi
July 21, 2003             Director, Corporate Communications
                                         (703) 650-6550

                          REVISION:
          Atlantic Coast Airlines Revises Date for
            Second Quarter 2003 Earnings Release
      Changed to Wednesday, July 30rd at 2:00pm Eastern

Dulles, VA, (July 21, 2003) - Atlantic Coast Airlines, the Dulles, VA-based regional carrier (ACA) (NASDAQ/NM: ACAI) today announced that it has rescheduled its second quarter 2003 earnings release to Wednesday, July 30th from the previously announced release date of Wednesday, July 23rd. On July 30th at 2:00pm Eastern, the senior executives of the company will conduct a live webcast.

The Company has reached a tentative settlement with United Airlines regarding rates for 2003 service under its existing United Express Agreement. As a result, the Company requires additional time to finalize and obtain approvals for the tentative settlement and has elected to delay its earnings release by one week in order to properly incorporate the results of the tentative settlement into its second quarter 2003 financial results. The Company also announced today that it will not complete the retirement of all of its J-41 turboprop aircraft originally planned by December 31, 2003, and as a result, intends to reverse, in its second quarter results, the portion of the prior charges for the retirement of those aircraft that will not be retired prior to year end 2003.

As previously announced, ACA and United have also been engaged in discussions related to the terms of a new agreement to replace the existing United Express Agreements between the parties. Although the Company and United continue to talk regarding proposed terms, the parties have not reached an agreement on terms satisfactory to the Company, and there can be no assurances that the Company and United will reach such an agreement in the future. The Company continues to develop contingency plans to allow it to establish an alternative to the United business in the event that satisfactory arrangements for future United Express service cannot be agreed with United. The Company would pursue such an alternative if it concludes that the alternative offers more favorable prospects than offered by United. The Company cannot predict the timing or outcome of any decision by United with respect to the Company's code share arrangements.



The webcast will be hosted by:

   - Kerry Skeen, Chairman and Chief Executive Officer
   - Richard Surratt, Executive Vice President and Chief
  Financial Officer

              Instructions to hear the webcast:
  The live webcast can be accessed directly through the ACA
                         website at
 www.atlanticcoast.com (go to the "For Investors" section).

     NOTE: Replays of the webcast will be available for five business days following the conference call.

Statements in this press release and by Company executives regarding its implementation of new business strategies and its relationship with United Airlines, Inc., as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: United's option under bankruptcy rules to assume or reject the existing United Express Agreement, the timing of such decision, efforts by United to negotiate changes prior to making a decision on whether to affirm or reject the contract, the ability and timing of agreeing upon rates with United, the effect of any bankruptcy court review of the tentative agreement on 2003 rates, and the fact that the Company cannot predict the timing or outcome of United's decision process or required approvals; the timing and impact on the Company's ability to implement an alternative business plan of any disengagement by the Company as a United Express carrier; the continued financial health of Delta Air Lines, Inc.; the ability of these partners to manage their operations and cash flow, and ability and willingness of these partners to continue to deploy the Company's aircraft and to utilize and pay for scheduled service at agreed upon rates; general economic and industry conditions; additional acts of war; and risks and uncertainties arising from the events of September 11, the impact of the outbreak of Severe Acute Respiratory Syndrome on travel and from the slow economy, any of which may impact the Company, its aircraft manufacturers and its other suppliers in ways that the Company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2003. These statements are made as of July 21, 2003 and ACA undertakes no obligation to update any such forward-looking information, even in the event that the status of its negotiations with United changes, or as a result of any other new information, future events, changed expectations or otherwise.



ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The Company has a total fleet of 148 aircraft-including 85 CRJs and 33 328JET regional jets-and offers over 840 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 4,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.